Exhibit 99.1

STATE INVESTORS BANCORP, INC.
ANNOUNCES THIRD SHARE REPURCHASE PROGRAM

Metairie, La., Nov. 27, 2012 – State Investors Bancorp, Inc. (the “Company”) (NASDAQ: SIBC), the holding company of State-Investors Bank, today announced that its Board of Directors approved the Company's third share repurchase program which will commence promptly following the completion of the Company’s second share repurchase program announced in early November 2012.  The third repurchase program provides for the repurchase of approximately 10.0% of the Company’s outstanding shares, or 262,000 shares of common stock.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors.  As of the date hereof, there are 26,691 shares remaining to be purchased under the Company’s second share repurchase program which covered a total of 140,000 shares.

Anthony S. Sciortino, President and Chief Executive Officer, stated "We are pleased to announce the approval of our third share repurchase program and an increase in number of shares covered by the program which reflects our continuing commitment to manage our capital prudently and in a manner that should enhance shareholder value."

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area. Additional information is available at www.stateinvestors.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

Anthony S. Sciortino President and Chief Executive Officer (504) 832-9400